Exhibit 99.1

Nokomis Capital

October 5, 2020

Sequans Communications S.A.
15-55 boulevard Charles de Gaulle
92700 Colombes, France

Nokomis Capital Master Fund, LP, a Cayman Islands exempted limited partnership (“Nokomis”), and each affiliate and each member of a group, as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended, (together with Nokomis, each a “Nokomis Party” and collectively the “Nokomis Parties”) irrevocably waives any ability to increase the Beneficial Ownership Limitation, as defined in each of the convertible note agreements for those certain convertible promissory notes specified in Appendix A hereto (each a “Note” and collectively, the “Notes”), in excess of 9.99% of the Ordinary Shares (including Ordinary Shares represented by ADSs) outstanding, subject to the other terms of the Notes or the applicable convertible note agreements, while any Nokomis Party holds or beneficially owns such Note.  Each term used but not defined herein shall have the definitions used in the Notes or applicable convertible note agreements.

Nokomis Capital Master Fund, LP
By: Nokomis Capital, L.L.C.
its general partner
By:

/s/ Brett Hendrickson
Name: Brett Hendrickson
Title:    Principal

Acknowledged and agreed that it shall not permit any Nokomis Party to increase the Beneficial Ownership Limitation for each of the Notes specified in Appendix A hereto.

 Sequans Communications S.A.

By:       /s/ Georges Karam
Name:  Georges Karam
Title:    CEO

Appendix A
Convertible Notes

•	Convertible Promissory Note, dated April 14, 2015, by and between Sequans Communications, S.A., a société anonyme incorporated in the French Republic and Nokomis Capital Master Fund, LP, as amended
•	Convertible Promissory Note, dated April 27, 2016, by and between Sequans Communications, S.A., a société anonyme incorporated in the French Republic and Nokomis Capital Master Fund, LP , as amended
•
Convertible Promissory Note, dated September 27, 2018, by and between Sequans Communications, S.A., a société anonyme incorporated in the French Republic and Nokomis Capital Master Fund, LP, as amended

•	Convertible Promissory Note, dated May 7, 2019, by and between Sequans Communications, S.A., a société anonyme incorporated in the French Republic and Nokomis Capital Master Fund, LP, as amended
•	Convertible Promissory Note, dated August 16, 2019, by and between Sequans Communications, S.A., a société anonyme incorporated in the French Republic and Nokomis Capital Master Fund, LP, as amended